Exhibit 10.4

FIRST AMENDMENT
TO
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This First Amendment to Confidentiality and Non-Competition Agreement (this “Amendment”) is made and entered into as of December 31, 2008, by and between Verso Paper Holdings LLC, a Delaware limited liability company (“Verso Paper”), and Robert P. Mundy (“Employee”).

Introduction.  Verso Paper and Employee are parties to the Confidentiality and Non-Competition Agreement dated as of January 1, 2008 (the “Agreement”).  Verso Paper and Employee desire to modify certain terms of the Agreement as set forth in this Amendment.  This Amendment is intended to be adopted in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”).  Based on the foregoing, and in consideration of the mutual promises and covenants set forth herein, Verso Paper and Employee hereby agree as follows:

1.        Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2.        Amendment to Section 6(a).  The second sentence of Section 6(a) is hereby amended to add the phrase “Subject to Section 9(b),” to the beginning of such sentence.

3.        Amendment to Section 6(b).  The first sentence of Section 6(b) is hereby amended to add the phrase “Subject to Section 9(b),” to the beginning of such sentence.  The last sentence of Section 6(b) is hereby amended to add the phrase “, but in any event within the period required by Section 409A (as defined below), such that it qualifies as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4)” to the end of such sentence.

4.        Amendment to Section 6(c).  The first sentence of Section 6(c) is hereby amended to add the phrase “Subject to Section 9(b),” to the beginning of such sentence.  The last sentence of Section 6(c) is hereby amended and restated in its entirety as follows:

“Verso Paper shall contribute on Employee’s behalf, on a date determined by Verso Paper but in any event within the ninety (90) day period following the date of Employee’s termination of employment, the value of his Lost Retirement Benefits to the Verso Paper Deferred Compensation Plan in a lump sum payment.”

5.        Amendment to Section 9.  Section 9 is hereby amended and restated in its entirety as follows:

“9.       Section 409A of the Code.

(a)       General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that Verso Paper determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A, Verso Paper and Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Verso Paper and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt any amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to Verso Paper or any of its affiliates, employees or agents.

(b)       Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount shall be payable pursuant to Section 6 unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 6, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s “separation from service” with Verso Paper (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (B) the date of Employee’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Verso Paper in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to Section 6 shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.”

6.        Section References.  Unless otherwise indicated, all references in this Amendment to designated “Sections” are to the designated Sections of the Agreement.

7.        Continuing Effectiveness of Agreement.  Except as modified by the foregoing, the terms and conditions of the Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.

8.        Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including counterparts delivered by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Any such counterpart delivered by telecopy shall be effective as an original for all purposes.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

VERSO PAPER HOLDINGS LLC

By:	/s/ Michael A. Jackson
Michael A. Jackson
President and Chief Executive Officer

/s/ Robert P. Mundy
Robert P. Mundy

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